Exhibit 99.1

Contacts:	Maureen Byrne
Roche
Office: (973) 562-2203
Mobile: (973) 800-5097
maureen.byrne@roche.com

Bethany Greer
Trimeris, Inc.
(919) 419-6050
bgreer@trimeris.com

Mike Nelson
Manning Selvage & Lee
Office: (212) 468-3674
Mobile: (917) 568-4450
mike.nelson@mslpr.com

Clinical Study Results Build Case for Expanded Use of FUZEON®

- Data, Together with New HIV Treatment Guidelines, Support Use in Broad Range of Treatment-

Experienced Patients -

WASHINGTON, D.C. (Oct. 31, 2004) – Earlier use of FUZEON® (enfuvirtide) in treatment-experienced HIV patients results in better treatment outcomes and preserves future drug options, according to new data presented today at the 44th Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC), being held in Washington, D.C., Oct. 30-Nov. 2. This finding emerged from one of several new presentations at ICAAC on FUZEON, which is co-marketed by Roche and Trimeris, Inc. (Nasdaq: TRMS).

“FUZEON is the first and only drug of its kind, and our knowledge of how it is best used continues to grow,” said Dr. Calvin J. Cohen, research director at the Community Research Initiative of New England. “The data presented at ICAAC emphasize the importance of using FUZEON earlier in treatment, especially as other active partner agents, such as tipranavir, become available in the clinic.”

On Oct. 29, the Panel on Clinical Practices for Treatment of HIV Infection, convened by the U.S. Department of Health and Human Services, published an updated version of “Guidelines for the Use of Antiretroviral Agents in HIV-1-Infected Adults and Adolescents.” In its recommendations for the management of treatment-experienced patients, the guidelines note that the goal of treatment in patients with limited or intermediate prior drug exposure and drug resistance is to re-establish maximal viral suppression. The panel’s recommendations for changing an antiretroviral therapy regimen for virologic failure state that: “Adding a drug with a new mechanism of action (e.g., HIV entry inhibitor) to an optimized background regimen can add significant antiretroviral activity.”

Earlier Treatment with FUZEON (Poster H-580)

A new analysis of the TORO studies, presented at ICAAC, highlights the benefits of earlier use of FUZEON, with regard to both virological outcomes and preservation of future treatment options. The analysis found that 33 percent of patients who did not receive FUZEON in their regimen at the beginning of the TORO studies developed resistance to at least one active treatment option. By comparison, only 13 percent of those who began with a FUZEON-based regimen experienced loss of at least one active treatment option after 48 weeks or virological failure. Furthermore, significantly more patients who were treated with a FUZEON-based regimen from the outset of the study achieved undetectable levels of HIV (less than 400 copies/mL), compared to the control arm, even including patients who switched to a FUZEON-based regimen after failing a regimen without FUZEON (32 percent vs. 22 percent, respectively).

“Our analysis clearly shows that when triple-class experienced patients need to switch to a new treatment regimen, FUZEON should be strongly considered,” said Dr. Cohen. “Due to further loss of therapeutic options, those who use FUZEON in later treatment regimens may not achieve the full potential of the use of a new class.”

Predicting Long-Term Response to FUZEON at Three Months (Poster H-583)

Another new analysis of the TORO studies showed that treatment-experienced patients who achieved good virological and immunological responses after 12 weeks of treatment with FUZEON had a strong likelihood of maintaining or improving these responses over 24, 48 and 96 weeks. Seventy-nine percent of patients on a FUZEON-based regimen who achieved a significant reduction in HIV levels from baseline (greater than 1.0 log10) after 12 weeks of therapy maintained this response at 96 weeks. Even among those who did not achieve a significant reduction in HIV levels at 12 weeks, 70 percent experienced an immune (CD4) increase of at least 50 cells/mm3 and maintained this response at 96 weeks.

“The impact of enfuvirtide-based regimens is apparent early on in the course of therapy,” said Dr. Michael S. Saag, professor of medicine and director of the AIDS Center at University of Alabama at Birmingham, and study investigator. “This can create an important dialogue between physicians and patients that has the potential to increase patient motivation and acceptance of injectable enfuvirtide therapy.”

Once-Daily Versus Twice-Daily Dosing of FUZEON: A Pilot Study (Poster H-866)

A pilot study presented at ICAAC showed that once-daily dosing of FUZEON leads to similar total daily drug levels and has a similar short-term safety profile to the currently-approved, twice-daily dosing regimen. The study compared the short-term pharmacokinetics, safety and antiviral activity of a 180 mg once-daily dose of FUZEON (given as two consecutive 90 mg injections) versus 90 mg twice-daily in 37 patients infected with HIV. The primary pharmacokinetic analysis showed that the average maximum drug level (Cmax) achieved in patients taking the once-daily regimen was 9.45 ug/mL, approximately 49 percent higher than the 6.35 ug/mL reached in patients on the twice-daily regimen. Trough drug levels (Cmin) were approximately 57 percent lower for the once-daily regimen. This was a short-term study not designed to evaluate efficacy of the once-daily regimen, which can only be established in a larger, longer-term clinical study.

Another FUZEON study, T20-401, is currently enrolling patients to further examine the efficacy of once-daily dosing over 24 and 48 weeks. The study, which will evaluate the same once-daily Fuzeon dose as the pilot study, will include 120 patients in 25 centers. Healthcare providers interested in enrolling patients in this trial can access more information at www.clinicaltrials.gov.

Facts About FUZEON

Unlike other HIV drugs that work after HIV has entered the human immune cell, FUZEON works outside the CD4 cell, blocking HIV from entering the cell. For this reason, FUZEON is effective in treatment-experienced patients who have developed resistance to other anti-HIV drugs, though patients may still develop resistance to FUZEON. FUZEON was granted accelerated approval by the U.S. Food and Drug Administration (FDA) in March 2003 on the basis of 24-week data, and was granted traditional (full) approval on Oct. 15, 2004 on the basis of long-term 48-week data.

TORO Study Design

TORO 1 [T-20 (FUZEON) vs. Optimized Regimen Only] and TORO 2 were randomized, open-label Phase III trials that enrolled approximately 1,000 HIV-1 infected patients at 112 centers internationally. Patients were treatment-experienced and/or had documented resistance to each of the other three classes of anti-HIV drugs. At entry, resistance testing and patient treatment history were used together to aid in the selection of an individualized regimen of three to five anti-HIV drugs for each patient. After selection of the regimen, patients were randomized 2:1 to receive either the regimen in combination with FUZEON (FUZEON arm) or the individualized regimen alone (control arm). Patients randomized not to receive FUZEON were allowed to add FUZEON to their regimens after week eight if they met virological failure criteria or at the 48-week timepoint. At baseline, patients were heavily treatment-experienced: they had a median HIV RNA level of more than 5.0 log10 copies/mL, a median CD4 cell count of less than 100 cells/mm3, and had been treated with anti-HIV drugs for an average of seven years.

Injection Site Reactions (ISRs): ISRs are the most common adverse events associated with FUZEON. ISRs occurred in 98% of patients studied and 4% discontinued FUZEON due to ISRs. Signs/symptoms may include pain and discomfort, hardened skin, redness, bumps, itching and swelling. Eleven percent of patients had local reactions that required analgesics or limited usual activities.

Pneumonia: An increased rate of bacterial pneumonia was observed in subjects treated with FUZEON in the Phase III clinical trials compared to the control arm. It is unclear if the increased incidence of pneumonia is related to FUZEON use. Patients with HIV infection should be carefully monitored for signs and symptoms of pneumonia. Risk factors for pneumonia included low initial CD4 cell count, high initial viral load, intravenous drug use, smoking and a prior history of lung disease.

Hypersensitivity Reactions: Systemic hypersensitivity reactions have been associated with FUZEON therapy and may recur on rechallenge. Hypersensitivity reactions have included individually and in combination: rash, fever, nausea and vomiting, chills, rigors, hypotension and elevated serum liver transaminases. Other adverse events that may be immune mediated and have been reported in subjects receiving FUZEON include primary immune complex reaction, respiratory distress, glomerulonephritis and Guillain-Barre syndrome.

Other Adverse Events: The events most frequently reported in patients receiving FUZEON plus an optimized background regimen were diarrhea (32%), nausea (23%) and fatigue (20%). These events were seen at a lower incidence in patients taking a FUZEON-based regimen compared to those receiving an optimized background regimen without FUZEON when taking into account the uneven number of patients in each arm and the length of time they are in that arm. As measured in number per 100 patient-years, the incidence was: diarrhea (38 per 100 patient-years in subjects receiving FUZEON-based regimens vs. 73 per 100 patient-years in patients who did not receive FUZEON), nausea (27 vs. 50, respectively) and fatigue (24 vs. 38, respectively).

Roche in HIV

Roche is at the forefront of efforts to combat HIV infection and AIDS, committed for 15 years to groundbreaking research and development of new drugs and diagnostic technology. The objective is to provide tailored treatment solutions and an improved standard of care worldwide for people living with HIV.

About Roche

Hoffmann-La Roche (Roche), based in Nutley, N.J., is the U.S. prescription drug unit of the Roche Group, a leading research-based health care enterprise that ranks among the world’s leaders in pharmaceuticals and diagnostics. Roche discovers, develops, manufactures and markets numerous important prescription drugs that enhance people’s health, well being and quality of life. Among the company’s areas of therapeutic interest are: dermatology; genitourinary disease; infectious diseases, including influenza; inflammation, including arthritis and osteoporosis; metabolic diseases, including obesity and diabetes; neurology; oncology; transplantation; vascular diseases; and virology, including HIV/AIDS and hepatitis C. For more information on the Roche pharmaceuticals business in the United States, visit the company’s website at: http://www.rocheusa.com.

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the discovery, development and commercialization of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. Trimeris is developing FUZEON and future generations of peptide fusion inhibitors in collaboration with F. Hoffmann-La Roche Ltd. For more information about Trimeris, please visit the Company’s website at http://www.trimeris.com.

Trimeris Safe Harbor Statement

This document and any attachments may contain forward-looking information about the Company’s financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris’ Form 10-K filed with the Securities and Exchange Commission on March 12, 2004 and its periodic reports filed with the SEC.

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